Exhibit 10.4

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is entered into as of August 9, 2026 ("Effective Date"), by and between Safe Harbor Financial ("Company"), and Douglas Beck ("Consultant"), each individually a "Party" and collectively the "Parties."

WHEREAS, Consultant desires to perform services as an independent contractor for Company and Company desires to have Consultant perform such services subject to the terms reflected in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, Company and Consultant agree as follows:

1. Engagement and Services

Company engages Consultant, and Consultant agrees, to use Consultant's best efforts to provide fractional Principal Accounting Officer / Chief Financial Officer-level consulting services (the "Services") to Company on a part-time, as-needed basis. The Services shall be performed in accordance with the standards generally applicable to such Services and shall include, without limitation, the following duties, scoped to Consultant's fractional capacity:

- Oversight and review of monthly, quarterly, and annual financial close processes
- Review and support of financial reporting, internal controls, and compliance procedures
- Strategic financial guidance to Company's Chief Executive Officer ("CEO") and executive leadership team
- Support for budgeting, forecasting, and financial planning and analysis
- Oversight of treasury functions, including cash flow and liquidity management
- Support for tax planning and compliance matters
- Assistance with maintenance and continuous improvement of internal control frameworks
- Financial guidance in connection with Board and Audit Committee engagement, as requested
- Mentorship and support of Company's finance and accounting personnel
- Such other related accounting, finance, or compliance duties as the Parties may mutually agree in writing from time to time

The Parties acknowledge that Consultant is engaged in a fractional (part-time, non-exclusive) capacity and is not serving as an executive officer or employee of Company. The specific hours, availability, and day-to-day priorities shall be coordinated between Consultant and the CEO, subject to Section 4 of this Agreement.

2. Term

This Agreement shall commence on the Effective Date and shall continue on a month-to-month basis until terminated by either Party in accordance with Section 8 below ("Term").

3. Compensation

Company shall pay Consultant a rate of $125.00 per hour for Services performed hereunder ("Fees"). Consultant shall submit invoices to Company on a bi-weekly basis, itemizing the hours worked and a general description of the Services performed during that period. Company shall pay undisputed invoices within thirty (30) days of receipt.

Consultant shall be solely responsible for all federal, state, and local taxes arising from payments made under this Agreement, and agrees to defend, indemnify and hold harmless Company for Consultant's non-payment of such taxes on a timely basis. Company shall issue Consultant an IRS Form 1099 as required by applicable law, and Consultant shall provide to Company a fully completed IRS Form W-9 prior to Company's first payment to

Consultant hereunder. No taxes, benefits, or withholdings of any kind will be deducted from Consultant's Fees by Company.

Consultant shall be solely responsible for Consultant's own business expenses and shall not be reimbursed by Company for any expenses incurred unless otherwise agreed to in writing by Company in advance and subject to Consultant's provision of appropriate expense documentation.

Consultant agrees and understands that Consultant is not entitled to and has not been promised any compensation, benefits, equity or payments of any kind that are not specifically stated in this Agreement.

4. Independent Contractor Relationship

Consultant is an independent contractor and not an employee, partner, joint venturer, or agent of Company. Nothing in this Agreement shall be construed to create an employer-employee relationship. Consultant is not eligible to participate in any employee benefit plans, insurance programs, or other similar benefits that Company may make available to its employees, including but not limited to health insurance, retirement plans, paid time off, or workers' compensation coverage.

Consultant shall have the right to control the manner and means by which the Services are performed, subject to the terms of this Agreement. In particular, and by way of example only, Consultant shall control the manner, method and sequence that the Services are performed. Consultant's place of work shall be Remote not Company's workplace. Company will not establish hours or days of work for Consultant. Consultant is responsible for completing the Services in accordance with any deadlines that may apply to such Services. It is the duty of Consultant to obtain and continue to acquire on Consultant's own all the skills, instruction and training needed to perform the services pursuant to this Agreement.

Consultant is free to perform services for other clients, provided such engagements do not create a conflict of interest with Company or violate Consultant's obligations set forth herein.

Consultant agrees and understands that Consultant has no authority and shall not hold himself out as having any authority to make any contract or representation or to assume, create, or incur any obligation or liability of any kind, express or implied, on behalf of Company.

5. Confidentiality

Consultant acknowledges that in the course of performing the Services, Consultant may have access to confidential, proprietary, and/or non-public information of Company, including but not limited to financial records, customer and vendor information, business strategies, compliance and regulatory matters, and personnel information (collectively, "Confidential Information"). During the Term of this Agreement and at all times thereafter, Consultant agrees to:

- Hold all Confidential Information in strict confidence and not disclose it to any third party without Company's prior written consent;
- Use Confidential Information solely for the purpose of performing the Services under this Agreement, and not for Consultant's direct or indirect benefit or the direct or indirect benefit of any third party;
- Take commercially reasonable measures to protect the confidentiality of Confidential Information, at least as protective as the measures Consultant uses to protect Consultant's own confidential information;
- Return or destroy (at Company's option) all Confidential Information upon termination of this Agreement or upon Company's request.

Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. The Defend Trade Secrets Act of 2016 provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) An

individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall restrict Consultant from making disclosures as set forth above.

6. Intellectual Property Rights

Ownership. Consultant acknowledges and agrees that all right, title, and interest to Company's copyrighted works, information of any kind, digital assets, and any other Company intellectual property belongs to and remains solely the property of Company. If Consultant desires to use the service marks, trademarks, tradenames, and logos of Company, Consultant shall obtain prior written approval from Company for any such use.

Work for Hire Acknowledgment. Consultant acknowledges that all reports, analyses, documentation, work papers, financial models, and other work product created or developed by Consultant (alone or jointly with others) in the course of performing the Services in any tangible medium of expression, regardless of the form (collectively "Work Product"), as well as modifications and improvements thereof, and copyrights and other rights therein, are within the scope of this Agreement, part of the Services and Consultant's duties and responsibilities, and, to the extent they legally qualify as such under U.S. copyright law, shall be regarded as "work made for hire."

Transfer and Assignment. To the extent not already owned by Company (such as in the case of a work made for hire), Consultant hereby assigns and transfers to Company, and to the extent any such assignment and transfer cannot be made at present, agrees to assign, all of Consultant's right, title and interest in and to all Work Product. During Consultant's services for Company or at any time thereafter, Consultant agrees to sign, acknowledge and deliver all papers, provide copies of all documents and evidence available to Consultant, and perform all such services (including the provision of testimony) as may be reasonably requested by Company (or its agent or successor), at Company's expense, in order to obtain, register, formalize, perfect, record, enforce, or defend Company's intellectual property, including copyrights, for any and all Work Product in any and all countries. Consultant hereby agrees never to assert, against Company or any third party, any moral rights or other non-transferable rights Consultant may have in any Work Product.

7. Compliance with Laws

Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including those applicable to Company's regulated business operations.

Termination

Either Party may terminate this Agreement, with or without cause, upon thirty (30) days' prior written notice to the other Party. Company may terminate this Agreement immediately upon written notice in the event Consultant breaches Sections 5 (Confidentiality), 6 (Work Product), or 7 (Compliance with Laws), or engages in conduct that Company reasonably determines to be harmful to Company's business or reputation.

Upon termination, Company shall pay Consultant for all Services satisfactorily performed and properly invoiced through the effective date of termination. Sections 5, 6, 9, and 10 shall survive termination of this Agreement.

8. No Conflict of Interest

Consultant represents that entering into this Agreement does not conflict with any other agreement, obligation, or duty to which Consultant is subject, and that Consultant is not bound by any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity that would prohibit or impede Consultant from undertaking and performing the Services contemplated by this Agreement. Consultant shall promptly disclose to Company any actual or potential conflict of interest that arises during the Term of this Agreement.

9. Return of Company Property

After termination of this Agreement (or at any time if requested by Company), Consultant shall promptly return all Company property. Consultant acknowledges and agrees that any such Company property is the exclusive property

of Company and can only be used for the benefit of Company; provided, however, that Consultant shall not be required to return any items purchased by Consultant. All Company property shall be returned to Human Resources of Company.

10. Insurance

Consultant shall, at Consultant's own expense, maintain such insurance coverage (which may include professional liability / errors and omissions coverage) as is reasonable and customary for consultants providing similar financial advisory and accounting services, and shall provide evidence of such coverage to Company upon request.

11. Assignment

Neither Party may assign this Agreement without the prior written consent of the other Party, except that Company may assign this Agreement in connection with a merger, acquisition, or sale of all or substantially all of its business or assets.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of laws principles.

13. Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, understandings, and communications, whether written or oral, except for any agreements between Consultant and Company pursuant to which Consultant has post-employment obligations including, but not limited to, obligations relating to non-competition, non-solicitation of customers, non-solicitation of employees/contractors, confidentiality/non-disclosure and/or invention assignment. This Agreement may only be amended by a written instrument signed by both Parties.

14. Enforceability

If any provision or part or subpart of any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow or modify the provision or part of the provision as necessary to make it enforceable and the provision or part of the provision shall then be enforceable in its/their narrowed form. Moreover, each provision or part of each provision in this Agreement is independent of and severable from each other. In the event that any provision or part of any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision or part of such provision shall be stricken from the Agreement, and the remaining provisions or parts of such provisions of the Agreement and its enforceability shall remain unaffected thereby.

15. Notices

All notices under this Agreement shall be in writing and delivered by email with confirmation of receipt, or by certified mail, to the addresses designated by each Party in writing from time-to-time.

16. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above,

intending to be legally bound.

SAFE HARBOR FINANCIAL

By: /s/ Terry Mendez
Name: Terry Mendez

Title: Chief Executive Officer

CONSULTANT

By: /s/ Douglas Beck
Name: Douglas Beck